Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Joe Diaz, Lytham Partners
631 694 9555	602 889 9700
invest@misonix.com	mson@lythampartners.com

Misonix Reports Strong Revenue Increases for the

Three Months and Full-Year Ended June 30, 2012

Revenue Up 26.7% For Year Ended June 2012

FARMINGDALE, NY – September 18, 2012 – Misonix, Inc. (NASDAQ: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for spine surgery, cranial maxillo – facial surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today reported financial results for the fourth quarter and the fiscal year ending June 30, 2012.

Highlights for the quarter and the fiscal year include:

•	Sales for the fourth quarter of fiscal 2012 increased 41% to $5.3 million compared to $3.8 million in the comparable quarter of fiscal 2011. For the fiscal year, revenues increased 27% to $15.7 million compared to $12.4 million for the full year ending June 30, 2011.

•	Gross margin increased 100 basis points to 58% for the three months ended June 30, 2012 versus June 30, 2011. For the fiscal year, gross margin increased 150 basis points to 59%.

•	BoneScalpel™ revenues increased 82% for the fourth quarter versus the prior year three month period. For the fiscal year, BoneScalpel revenues increased 92% versus the comparable period last year.

•	SonicOne™ revenues increased 89% for the fourth quarter versus the comparable quarter of fiscal 2011. SonicOne revenues increased 17% for the fiscal year versus the comparable period last year.

•	SonaStar™ revenues increased 21% for the fourth quarter versus the comparable quarter of fiscal 2011. SonaStar revenues increased 44% for the fiscal year versus the comparable period last year.

•	Net income for the quarter was $444,813, or $0.06 per diluted share, compared to a net loss of $1.45 million, or $(0.21) per diluted share in the fourth quarter of 2011. For the full year, the Company reported net income of $366,325, or $0.05 per diluted share, compared to a net loss of $3.5 million, or $(0.50) per diluted share in fiscal 2011.

•	Cash and cash equivalents totaled $6.3 million at June 30, 2012 with no long-term debt.

Q4 2012 Financial Results:

For the fourth quarter of fiscal 2012, revenues increased 41% to $5.3 million compared to $3.8 million for the three months ended June 30, 2011. BoneScalpel revenues for the quarter increased 82% to $1.7 million compared to $906,961 in the comparable quarter of fiscal 2011. SonicOne revenues increased 89% to $517,574 compared to $273,608 in the fourth quarter last year. SonaStar revenues increased 21% to $1.7 million compared to $1.4 million in the fourth quarter last year.

Gross margin increased to 58% for the fourth quarter of fiscal 2012 from 57% for the fourth quarter ended June 30, 2011. Operating expenses for the fourth fiscal quarter increased six percent primarily attributable to continued expansion of the Company’s in house sales force, commissions on expanded product sales and increased advertising and depreciation expense due to increased rented/leased/no-cap units in the field. Income from continuing operations before income taxes for the quarter was $337,042 compared to a loss from continuing operations before income taxes of $440,303 in the fourth quarter of 2011.

The financial results for the fourth quarter included net income from discontinued operations of $201,124, or $0.03 per fully diluted share – adjusted for taxes – primarily related to the sale of the Company’s Laboratory and Forensic Safety Products business.

For the fourth quarter of fiscal year 2012, the Company reported net income of $444,813, or $0.03 per diluted share, compared to a net loss of $1.45 million, or $(0.21) per diluted share, in the fourth quarter of fiscal 2011.

Full year 2012 Financial Results:

Net sales increased 27% to $15.7 million for the full year ended June 30, 2012 from $12.4 million in the full year ended June 30, 2011. BoneScalpel revenues for the full year increased 92% to $4.8 million compared to $2.5 million in the prior year. SonicOne revenues increased 17% to $1.3 million compared to $1.1 million in fiscal year 2011. SonaStar revenues increased 44% to $5.9 million compared to $4.1 million in fiscal year 2011.

Gross margin increased to 59% for the full year ended June 30, 2012 from 57% for the comparable full year fiscal 2011. Operating expenses for the fiscal year increased nine percent primarily attributable to continued expansion of the Company’s in house sales force, commissions on expanded product sales and increased advertising and depreciation expense due to increased rented/leased/no-cap units in the field. For the fiscal year the Company reported a net loss from continuing operations before income taxes of $608,765 compared to a net loss from continuing operations before income taxes of $2.1 million in fiscal year 2011.

The financial results for the full year included net income from discontinued operations of $975,090, or $0.14 per fully diluted share – adjusted for taxes – primarily related to the sale of the Company’s Laboratory and Forensic Safety Products business.

For the full year of fiscal year 2012, the Company reported a net income of $366,325, or $0.05 per diluted share, compared to a net loss of $3.5 million, or $(0.50) per diluted share, in full fiscal year 2011.

Michael A. McManus Jr., President and Chief Executive Officer of Misonix, commented, “We are very pleased with the results of the quarter and the fiscal year. Our strategic goal has been to transition Misonix to be a focused surgical device company - and we have succeeded in achieving that goal. Going forward we have three main goals: continue to successfully place instruments throughout the surgical community worldwide; substantially grow recurring revenues through the sale of disposables; and continue to expand our worldwide distribution system.

“In that regard, we continue to gain traction in placing instruments in the market, both domestically and internationally. We achieved solid double-digit sales growth in our BoneScalpel, SonicOne and SonaStar product lines for the fourth quarter and the fiscal year. For fiscal the year U.S. sales increased 12% while international sales increased 58% as our expanding distribution channel throughout the world becomes more fully engaged in the sales process. We are particularly pleased with the 548% sales increase in Asia, primarily driven by our Korean distributor and the 49% increase in European sales, largely driven by our new eastern European distributors. In addition, Canada and Mexico, as well as South America and the Middle East contributed strong double-digit sales increases. This bodes well for the coming years.”

“Our products are gaining wider acceptance as more surgical professionals throughout the world become aware of the effectiveness and the efficiencies of our products,” continued Mr. McManus. “We believe that our leading-edge instruments provide surgeons the ability to spare surrounding tissue and minimize nerve-end vessel damage, while executing intricate and delicate procedures that can provide better patient outcomes, improved quality of life, and generate cost efficiencies across the patient’s treatment continuum. These are strong attributes that will serve us well in successfully selling our instruments worldwide.”

Mr. McManus concluded, “At the end of fiscal year 2012 the financial underpinnings of the Company are strong. We have a solid balance sheet with $6.3 million in cash and equivalents and zero long-term debt. While we are still in the early stages of operating as a pure play surgical devices provider, we are beginning to post measurable results that indicate success in executing our strategic plan. We are excited about the opportunities ahead.”

Conference Call:

Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call Tuesday, September 18, 2012 at 4:30 pm ET to discuss the Company’s fourth quarter and year-end results.

Shareholders and other interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10018380. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix:

Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10 K, subsequent Quarterly Reports on Form 10 Q and Current Reports on Form 8 K.  The Company disclaims any obligation to update its forward looking relationships.

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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets
Unaudited

	June 30, 2012	June 30, 2011
Assets
Current Assets:
Cash and cash equivalents	$6,273,015	$6,881,093
Accounts receivable, less allowance
for doubtful accounts of $155,739 and
$115,739, respectively	3,158,084	2,085,972
Inventories, net	4,380,841	3,130,207
Prepaid expenses and other current assets	306,691	374,472
Note receivable	198,117	210,000
Current assets of discontinued operations	-	857,095
Total current assets	14,316,748	13,538,839

Property, plant and equipment, net	891,822	969,336
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,403,173	2,127,194
Assets of discontinued operations	-	21,859
Total assets	$18,312,837	$18,358,322

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,507,695	$1,110,694
Accrued expenses and other current liabilities	1,074,932	1,969,078
Liabilities of discontinued operations	-	225,864
Total current liabilities	2,582,627	3,305,636

Deferred income	117,147	161,360
Deferred lease liability	22,996	14,043
Total liabilities	2,722,770	3,481,039

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000; 7,082,920 and
7,079,170 issued and 7,005,360 and 7,001,370 shares outstanding, respectively	70,829	70,792
Additional paid-in capital	26,132,951	25,787,960
Accumulated deficit	(10,202,720)	(10,569,045)
Treasury stock, at cost, 77,560 and 77,800 shares, respectively	(410,993)	(412,424)
Total stockholders' equity	15,590,067	14,877,283
Total liabilities and stockholders' equity	$18,312,837	$18,358,322

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$5,300,520	$3,765,434	$15,678,000	$12,373,029

Cost of goods sold	2,240,933	1,631,442	6,467,126	5,286,646

Gross profit	3,059,587	2,133,992	9,210,874	7,086,383

Selling expenses	1,411,752	1,185,403	5,031,831	3,885,784
General and administrative expenses	1,102,320	1,165,183	4,376,554	4,499,521
Research and development expenses	345,241	335,894	1,292,225	1,431,627
Total operating expenses	2,859,313	2,686,480	10,700,610	9,816,932

Operating income (loss) from continuing operations	200,274	(552,488)	(1,489,736)	(2,730,549)

Total other income	136,768	112,185	686,189	689,878

Income (loss) from continuing operations before income taxes	337,042	(440,303)	(803,547)	(2,040,671)

Income tax expense (benefit)	93,353	18,116	(194,782)	64,216

Net income (loss) from continuing operations	243,689	(458,419)	(608,765)	(2,104,887)

Discontinued operations:
Net income (loss) from discontinued operations, net of income tax expense(benefit) of $(185,336), $0, $(89,236) and $0	201,124	(990,337)	(445,987)	(1,429,359)
Gain from sale of discontinued operations, net of income tax expense of $0, $0, $284,337 and $0	-		1,421,077	-
Net income (loss) from discontinued operations	201,124	(990,337)	975,090	(1,429,359)
Net income (loss)	$444,813	$(1,448,756)	$366,325	$(3,534,246)

Net income (loss) per share from continuing operations-Basic	$0.03	$(0.07)	$(0.09)	$(0.30)
Net income (loss) per share from discontinued operations-Basic	0.03	(0.14)	0.14	(0.20)
Net income (loss) per share-Basic	$0.06	$(0.21)	$0.05	$(0.50)

Net income (loss) per share from continuing operations-Diluted	$0.03	$(0.07)	$(0.09)	$(0.30)
Net income (loss) per share from discontinued operations-Diluted	0.03	(0.14)	0.14	(0.20)
Net income (loss) per share-Diluted	$0.06	$(0.21)	$0.05	$(0.50)

Weighted average common shares-basic	7,003,588	7,001,370	7,001,930	7,001,370

Weighted average common shares-diluted	7,046,790	7,001,370	7,001,930	7,001,370